Exhibit 10.5

PATENT & TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement (“Agreement”) is effective on March 15, 2018 (the “Effective Date”) and is entered by and between Loma Linda University (“LLU”), a California Religious Institution, whose address is 24887 Taylor Street, Suite 201, Loma Linda, California 92354, and ADiTx Therapeutics, Inc., a Delaware C Corporation, with its principal place of business at 11161 Anderson St., Suite 105-10014, Loma Linda, CA 92354 (“Licensee”) (collectively, “Parties”, or singly, “Party”).

No binding agreement between the Parties will exist until this Agreement has been signed by both Parties. Unsigned drafts of the Agreement shall not be considered offers.

Background

LLU owns Licensed Subject Matter (defined below). LLU has determined that development and commercialization of the Licensed Subject Matter is in the public’s best interest and is consistent with LLU’s educational and research missions and goals. LLU desires to have the Licensed Subject Matter developed and commercialized for the benefit of Licensee, the Inventors, LLU and the public.

WHEREAS, the Licensed Subject Matter was licensed to Sekris Biomedical Corporation (“Sekris”) under the Patent & Technology License Agreement (the “Prior Agreement”) between Sekris and LLU effective May 25, 2011, the First Amendment to the Prior Agreement effective June 24, 2011, the Second Amendment to the Prior Agreement effective July 16, 2012, the Third Amendment to the Prior Agreement effective December 27, 2012 (collectively “Amendments to the Prior Agreement”);

WHEREAS, Sekris assigned to Licensee on March 8, 2018 all rights and interests pursuant to Section 12.2 of the Prior Agreement and Amendments to the Prior Agreement; and

WHEREAS, Licensee desires to amend and restate the license from LLU to practice the Licensed Subject Matter, which license will supersede any prior agreement entered between LLU and Licensee, and the Prior Agreement and Amendments to the Prior Agreement between LLU and Sekris, as provided herein.

NOW, THEREFORE, for and in consideration of mutual covenants and agreements contained herein, and the other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions: When capitalized, the following terms will have the following meanings:

“Affiliate” means any business entity more than fifty percent (50%) owned by Licensee, any business entity which owns more than fifty percent (50%) of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than fifty percent (50%) of Licensee.

“Contract Quarter” means the three-month periods ending on March 31, June 30, September 30 and December 31, or any stub period thereof at the commencement of this Agreement or the expiration or termination of this Agreement.

“Contract Year” means the 12-month period ending on December 31, or any stub period thereof at the commencement of this Agreement or the expiration or termination of this Agreement.

“FDA” means United States Food and Drug Administration.

“Field” means research and clinical use for all uses.

“Government” means any branch, department, agency, or other unit of the United States of America or the State of California.

“Gross Consideration” means all cash and non-cash consideration (e.g., securities).

“Inventors” (or singly, “Inventor”) means the individuals listed on Exhibit A.

“Licensed Process” means a method or process whose practice or use is covered by a Valid Claim and/or incorporates or uses Patent Rights or Technology Rights.

“Licensed Product” means any product or component (a) the manufacture, use, sale, offer for sale or import of which is covered by a Valid Claim, and/or incorporates or uses any Patent Rights or Technology Rights, or (b) which is made using a Licensed Process.

“Licensed Service” means performance of a service using a Licensed Product, or the practice of a Licensed Process. For clarity, non-profit research and development of Licensed Products by Licensee, its Affiliates, or Sublicensees do not constitute a Licensed Service.

“Licensed Subject Matter” means Patent Rights and/or Technology Rights.

“Milestone Fees” means all fees identified as Milestone Fees in Section 3.1(c).

“Net Product Sales” means the Gross Consideration from the Sale of Licensed Products less the following items directly attributable to the Sale of such Licensed Products that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; (c) import and export duties actually paid; (d) freight, transport, packing and transit insurance charges actually paid or allowed; and (e) other amounts actually refunded, allowed or credited due to rejections or returns, but not exceeding the original invoiced amount. Net Product Sales exclude a reasonable quantity used internally by Licensor, its Affiliates or Sublicensees solely for testing or quality control purposes, marketing or demonstration purposes, or seeking governmental approval (e.g., FDA clinical trials).

“Net Service Sales” means the Gross Consideration received from the Sale of Licensed Services less the following items, directly attributable to the Sale of such Licensed Services that are specifically identified on the invoice for such Sale and borne by the Licensee, Affiliates, or Sublicensees as the seller: (a) discounts and rebates actually granted; (b) sales, value added, use and other taxes and government charges actually paid, excluding income taxes; and (c) other amounts actually refunded, allowed or credited due to rejections or re-works, but not exceeding the original invoiced amount.

“Non-Royalty Sublicensing Consideration” means the Gross Consideration received by the Licensee or its Affiliate from a Sublicensee in consideration of the grant of a sublicense under the Licensed Subject Matter (including, without limitation, license or option or distribution fees, fees to maintain license rights, and bonus/milestone payments), but excluding amounts received as running royalties or other revenue sharing based on Net Product Sales or Net Service Sales for which LLU receives a running royalty under Section 3.2. For the avoidance of doubt, Non-Royalty Sublicensing Consideration shall not include bona fide: (a) running royalties received by Licensee or an Affiliate based on Net Product Sales or Net Service Sales that are royalty-bearing to LLU under Section 3.2, (b) purchase price for Licensee’s stock or other securities not in excess of fair market value, and (c) amounts paid and used exclusively for research and development of Licensed Products or Licensed Services by Licensee.

“Patent Rights” means the LLU’s rights in: (a) the patents and patent applications listed in Exhibit A to this Agreement; (b) all non-provisional patent applications that claim priority to any of the provisional applications listed in Exhibit A provided that the claims of such non-provisional applications are entitled to claim priority to such provisional applications; (c) all divisionals, continuations and continuations-in-part of the non-provisional patent applications identified in (a) and (b), above provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in (a) or (b), above; (d) all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in (a), (b) or (c), above; and (e) any patents that issue with respect to any of the patent applications listed in (a), (b), (c) or (d), above.

“Prosecution Counsel” means the law firm or attorney who is handling the prosecution of the Patent Rights. U.S. Prosecution Counsel as of the Effective Date is identified in Exhibit A to this Agreement.

“Quarterly Payment Deadline” means the day that is thirty (30) days after the last day of any particular Contract Quarter.

“Regulatory Approval” means the approval by the Regulatory Authority needed for a particular national jurisdiction to market, Sell and use a Licensed Product or Licensed Service in that national jurisdiction.

“Regulatory Authority” means the governmental authority responsible for granting any necessary licenses or approvals for the marketing, Sale and use of a Licensed Product or Licensed Service in a particular national jurisdiction, including without limitation, the FDA, European Medicines Agency or Koseisho (i.e. the Japanese Ministry of Health and Welfare).

“Sell, Sale or Sold” means any transfer or other disposition of Licensed Products or Licensed Services for which consideration is received by Licensee, its Affiliates or Sublicensees. A Sale of Licensed Products or Licensed Services will be deemed completed at the time Licensee or its Affiliate or its Sublicensee receives such consideration.

“Sublicense Agreement” means any agreement or arrangement pursuant to which Licensee (or an Affiliate or Sublicensee) grants to any third party any of the license rights granted to the Licensee under this Agreement.

“Sublicense Fees” means the fees specified in Section 3.1(d).

“Sublicensee” means any entity to whom an express sublicense has been granted under the Patent Rights and/or Technology Rights. For clarity, a third party wholesaler or distributor who has no significant responsibility for marketing and promotion of the Licensed Product or Licensed Services within its distribution territory or field (i.e., the third party simply functions as a reseller), and who does not pay any consideration to Licensee or an Affiliate for such wholesale or distributor rights, shall not be deemed a Sublicensee and the resale by such a wholesaler or distributor shall not be treated as royalty bearing Net Sales by a Sublicensee, provided that a royalty is being paid by Licensee for the initial transfer to the wholesaler or distributor pursuant to Section 3.2. This definition does not limit Licensee’s rights to grant or authorize sublicenses under this Agreement.

“Technology Rights” means LLU’s rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings or data created before the Effective Date by Inventors while employed at LLU and within the Field which are not covered by a Valid Claim but which are necessary for practicing inventions claimed in patents and/or patent applications listed in the definition of Patent Rights.

“Territory” means worldwide.

“Valid Claim” means a claim of (a) an issued and unexpired patent included within the Patent Rights unless the claim has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other governmental body of competent jurisdiction, has been irretrievably abandoned or disclaimed, or has otherwise been finally admitted or finally determined by the relevant governmental authority to be invalid, un-patentable or unenforceable, whether through reissue, reexamination, disclaimer or otherwise, or (b) a pending patent application within the Patent Rights to the extent the claim continues to be prosecuted in good faith.

2.	License Grant and Commercialization

2.1	Grant

(a)	LLU grants to Licensee a royalty-bearing exclusive license under Patent Rights to manufacture, have manufactured, use, offer for Sale, Sell and/or import Licensed Products in the Field in the Territory and to perform Licensed Services in the Field in the Territory.

(b)	LLU grants to Licensee a royalty-bearing exclusive license under Technology Rights to manufacture, have manufactured, use, offer for Sale, Sell and/or import Licensed Products in the Field in the Territory and to perform Licensed Services in the Field in the Territory.

(c)	This grant is subject to (i) the payment by Licensee to LLU of all consideration required under this Agreement, (ii) any rights of, or obligations to, the Government as set forth in Section 11.2 (Government Rights), and (iii) rights retained by LLU to:

(1)	Publish the scientific findings from research related to the Patent Rights; and

(2)	Use the Licensed Subject Matter for teaching, research, education, and other educationally-related purposes; and

(3)	Grant rights to, and transfer material embodiments of, the Licensed Subject Matter to other academic institutions or non-profit research institutions for the purposes identified in Sections 2.1(c)(1) and 2.1(c)(2)(b), above.

(d)	LLU reserves all rights not expressly granted in this Agreement and disclaims the grant of any implied rights to Licensee.

2.2	Affiliates

Licensee may extend the license granted herein to any Affiliate provided that the Affiliate agrees in writing to be bound by this Agreement to the same extent as Licensee. For the sake of clarity, any specific reference to “Licensee” in any provision of this Agreement shall include such Affiliate regardless of whether a specific reference to an “Affiliate” is made in such provision. Licensee shall deliver such Affiliate’s written agreement to LLU within thirty (30) calendar days following execution.

2.3	Sublicensing

Licensee has the right to grant Sublicense Agreements under the Licensed Subject Matter consistent with the terms of this Agreement, subject to the following:

(a)	A Sublicense Agreement shall not exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of this Agreement and shall agree that LLU is a third party beneficiary of the Sublicense Agreement. In the event of termination of this Agreement, continued sublicense rights shall be governed by Section 7.5(a). Licensee may grant a Sublicensee the right to grant further sub-Sublicense Agreements consistent with this Agreement, in which case such sub-Sublicense Agreements shall be treated as “Sublicense Agreements” and such sub-Sublicensees shall be treated as “Sublicensees” for purposes of this Agreement.

(b)	Licensee shall deliver to LLU a true, complete, and correct copy of each Sublicense Agreement granted by Licensee, Affiliate or Sublicensee, and any modification or termination thereof, within thirty (30) days following the applicable execution, modification, or termination of such Sublicense Agreement. If the Sublicense Agreement is not in English, Licensee shall provide LLU an accurate English translation in addition to a copy of the original agreement.

(c)	Notwithstanding any such Sublicense Agreement, Licensee will remain primarily liable to LLU for all of the Licensee’s duties and obligations contained in this Agreement, including without limitation the payment of running royalties due under Section 3.2 whether or not paid to Licensee by a Sublicensee. Any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee, provided that, if Licensee cures Sublicensee’s breach within ninety (90) days of Sublicensee’s breach, then the Sublicensee’s breach will be considered cured and no longer considered a breach. Each Sublicense Agreement will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment or reporting obligations affecting LLU or any other terms and conditions of the Sublicense Agreement that would constitute a breach of this Agreement if such acts were performed by Licensee.

2.4	Diligent Commercialization

Licensee by itself or through its Affiliates and Sublicensees will use diligent efforts to make Licensed Products and/or Licensed Services (as applicable) commercially available in the Field within the Territory. Without limiting the foregoing, Licensee will:

(a)	maintain a bona fide, funded, ongoing and active research, development, manufacturing, regulatory, marketing or sales program (all as commercially reasonable) to make License Products and/or Licensed Services commercially available in the Field to the public as soon as commercially practicable within the Territory, and

(b)	achieve the following Diligence Milestone events by the deadlines indicated:

Diligence Milestone Events	Deadlines

Completion of financing round	July 31, 2018

Regulatory approval of IND application to initiate first-in-human clinical trials	March 31, 2020

Completion of first-in-human (phase I/II) clinical trials	March 31, 2022

Completion of Phase III clinical trials	March 31, 2024

Biologic Licensing Approval by FDA	March 31, 2025

(c)	If the obligations under Sections 2.4 (a) and 2.4(b) are not fulfilled, LLU may treat such failure as a breach in accordance with Section 7.3(b).

(d)	Licensee may extend any of the deadlines for achieving the Diligence Milestones set forth in Section 2.4(b) above, up to a maximum of three (3) times, upon written notice to LLU requesting an extension and full payment of the Extension Fee, as defined below prior to expiration of the deadline. For purposes of this Agreement, the term “Extension Fee” shall mean one hundred thousand dollars ($100,000) for each extension request. Upon payment of each Extension Fee with respect to any of the Diligence Milestones, an additional year will be added to the time for completion of such Diligence Milestone and all other as yet unmet Diligence Milestones. It is understood and agreed that time is of the essence with respect to payment of the Extension Fee, and failure to timely pay an Extension Fee shall not be subject to any cure period.

3.	Compensation

In consideration of rights granted to Licensee, Licensee will pay LLU the following fees and royalties. All fees and royalties are not refundable and are not creditable against other fees and royalties. Payments shall be made as specified in Section 18.2.

3.1	Non-Royalty Payments due from Licensee

(a)	Patent Expenses. Licensee will pay all Patent Expenses in accordance with Article 6.

(b)	Scheduled License Fees. Licensee will pay license fees in the following amounts and in accordance with the following schedule.

(i)	Upfront License Fee: Licensee shall pay an Upfront License Fee of twenty five thousand dollars ($25,000) due (without invoice) within thirty (30) days of either the Effective Date or the date this Agreement has been fully executed by all Parties, whichever is later (“Upfront License Fee”). Licensee’s obligations to pay all future patent expenses pursuant to Article 6 (Patent Expenses and Prosecution) will not be limited by such amount. The Upfront License Fee shall not be subject to the thirty (30) day cure period set forth in Section 7.3(a), below.

(ii)	Annual Fees: Licensee shall pay the following Annual Fees:

Twenty five thousand dollars ($25,000) due on March 31, 2020, and every anniversary thereafter until the termination of this agreement.

(c)	Milestone Fees. Licensee will pay Milestone Fees within thirty (30) days of achieving the following milestone events:

Milestone Events	Milestone Fees
Completion of financing round (estimated in Section 2.4(b) to be on or before July 31, 2018)	Two hundred thousand dollars ($200,000)

Regulatory approval of IND application to initiate first-in-human clinical trials (estimated in Section 2.4(b) to be on or before March 31, 2020)	One hundred seventy five thousand dollars ($175,000)

Completion of first-in-human (phase I/II) clinical trials (estimated in Section 2.4(b) to be on or before March 31, 2022)	One hundred thousand dollars ($100,000)

Completion of Phase III clinical trials (estimated in Section 2.4(b) to be on or before March 31, 2024)	Five hundred thousand dollars ($500,000)

Biologic Licensing Approval by FDA (estimated in Section 2.4(b) to be on or before March 31, 2025)	Five hundred thousand dollars ($500,000)

One time success fee when the combined total of Net Product Sales and Net Service Sales are at least fifteen million dollars ($15,000,000) within any single Contract Year	Two hundred fifty thousand dollars ($250,000)

Licensee shall promptly notify LLU that the milestone has been achieved as provided in Section 4.1(f).

(d)	Sublicense Fees. Licensee will pay Sublicense Fees in an amount equal to twenty five percent (25%) of Non-Royalty Sublicensing Consideration on or before the Quarterly Payment Deadline for the Contract Quarter during which Licensee receives such consideration.

(e)	Past Patent Fees. Licensee shall pay LLU two hundred thousand dollars ($200,000) in partial compensation for expenses incurred by LLU for filing, prosecuting, defending and maintaining Patent Rights. This payment shall be due on a quarterly basis in three (3) installments, beginning at the end of the September 2018 and continuing through to the end of March 2019. made in the amounts of seventy thousand dollars ($70,000) due at the end of September 2018, seventy thousand dollars ($70,000) due at the end of December 2018, and a final payment of sixty thousand dollars ($60,000) due at the end of March 2019.

3.2	Royalties

Licensee will pay running royalties on Net Product Sales and Net Service Sales during each Contract Quarter on or before the Quarterly Payment Deadline for such Contract Quarter, as follows: (a) one and one-half percent (1.5%) of Net Product Sales and Net Service Sales in each Contract Quarter for Licensed Products and Licensed Services covered by one or more Valid Claims; and (b) three quarter percent (0.75%) of Net Product Sales and Net Service Sales in each Contract Quarter for Licensed Products and Licensed Services not covered by a Valid Claim for Technology Rights and know-how for three (3) years beyond the expiration of all applicable Valid Claims. No royalty shall be payable under this Section 3.2 with respect to (i) Sales to an Affiliate or Sublicensee of a particular unit of Licensed Product that is used by such Affiliate or Sublicensee to perform a Licensed Service if LLU is paid a royalty on the Sale of such Licensed Service, (ii) the Sale of Licensed Products between or among Licensee, its Affiliates, and Sublicensees for re-sale purposes, provided LLU is paid a royalty with respect to the re-sale, or (iii) payments that constitute Non-Royalty Sublicensing Consideration.

3.3	Non-cash Consideration

If Licensee receives or anticipates receipt of non-cash consideration from Sales or Sublicenses, the manner in which LLU will receive its compensation under this Agreement with respect to such non-cash consideration will be negotiated in good faith and timely agreed to by the Parties.

3.4	Equity

Licensee shall pay fifty thousand (50,000) of its common shares within thirty (30) days of either the Effective Date or the date this Agreement has been fully executed by all Parties, whichever is later.

4.	Reports and Plans

The reports specified in this Article 4 will be sent to LLU’s contact identified in Section 18.1. If LLU requests the submission of information in a particular format, Licensee will use reasonable efforts to comply with such request.

4.1	Quarterly Payment and Milestone Reports

On or before each Quarterly Payment Deadline, Licensee will deliver to LLU a true and accurate report, certified by an officer of Licensee, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees (including copies of reports provided by Sublicensees and Affiliates to Licensee) during the preceding Contract Quarter under this Agreement as necessary for LLU to account for Licensee’s payments, including royalties, hereunder, even if no payments are due. The reports shall continue to be delivered after the termination or expiration of this Agreement until such time as all Licensed Products permitted to be Sold, if any, have been Sold or destroyed. The report shall include:

(a)	The name of the Licensee, the title and date of this Agreement, and the period covered by the report;

(b)	The name of any Affiliates and Sublicensees whose activities are also covered by the report;

(c)	Identification of each Licensed Product and Licensed Service for which any royalty payments have become payable;

(d)	Net Product Sales and Net Service Sales segregated on a product-by-product, service-by service, and a country-by-country basis, or an affirmative statement that no Sales were made. The report shall also itemize the permitted deductions from the Gross Consideration used to arrive at the resulting Net Product Sales and Net Service Sales, on a product-by-product, service-by service, and country-by-country basis;

(e)	The applicable royalty rate;

(f)	An affirmative statement of whether any milestones with deadlines in that Contract Quarter under Section 2.4 and any milestones under Section 3.1(c) were achieved or not achieved, and the resulting Milestone Fee payable;

(g)	Non-Royalty Sublicensing Consideration received by Licensee segregated on a Sublicense-by-Sublicense basis, or an affirmative statement that none was received;

(h)	If any consideration was received in currencies other than U.S. dollars, the report shall describe the currency exchange calculations; and

(i)	Any changes in accounting methodologies used to account for and calculate the items included in the report since the previous report.

4.2	Annual Written Progress Report and Commercialization Plan

Within forty-five (45) days following the end of each Contract Year, Licensee will deliver to LLU a true and accurate signed written progress report that summarizes (a) Licensee’s efforts and accomplishments during the Contract Year to diligently commercialize Licensed Products and Licensed Services, and (b) Licensee’s development and commercialization plans with respect to Licensed Products and Licensed Services for the next Contract Year. The report shall also cover such activities by Affiliates and Sublicensees. The report shall contain the following information to the extent relevant to the activities under this Agreement:

(i)	The name of the Licensee, the title and date of this Agreement, the names of any Affiliates and Sublicensees, and the products and services being developed and/or commercialized;

(ii)	The progress toward completing and the plans for completing the applicable milestone events pursuant to Sections 2.4 and 3.1(c); and

(iii)	The research and development activities, including status and plans for obtaining any necessary Regulatory Approvals, performed during the past year, and the plans for research and development activities for the next year.

5.	Payment, Records, and Audits

5.1	Payments

All amounts referred to in this Agreement are expressed in U.S. dollars without deductions for taxes, assessments, fees, or charges of any kind. All payments to LLU will be made in U.S. dollars by check or wire transfer (Licensee to pay all wire transfer fees) as specified in Section 18.2.

5.2	Sales Outside the U.S.

If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the rate used by Licensee for its financial reporting purposes in accordance with Generally Accepted Accounting Principles (or foreign equivalent) or, in the absence of such rate, using the average of the buying and selling exchange rate for conversion between the foreign currency and U.S. Dollars, for current transactions as reported in The Wall Street Journal on the last business day of the Contract Quarter to which such payment pertains.

5.3	Late Payments

Amounts that are not paid by Licensee when due will accrue a late charge from the due date until paid, at a rate equal to one percent (1.0%) per month (or the maximum allowed by law, if less). If Licensee is more than thirty (30) days in arrears on any payment or obligation due under this Agreement, LLU and Prosecution Counsel shall have no obligation to confer or otherwise communicate with, or provide any information to, Licensee under Article 6 of this Agreement, until Licensee becomes current on all payments and obligations under this Agreement.

5.4	Records

For a period of six (6) years after the Contract Quarter to which the records pertain, Licensee shall keep, and shall cause its Affiliates and each Sublicensees to keep, complete and accurate records of their Sales, Net Product Sales, Net Service Sales, Milestone Fees, and Non-Royalty Sublicensing Consideration in sufficient detail to enable such payments to be determined and audited.

5.5	Auditing

Licensee and its Affiliates will permit LLU or its representatives, at LLU’s expense, to periodically examine books, ledgers, and records during regular business hours, at Licensee’s or its Affiliate’s place of business, on at least thirty (30) days advance notice, to the extent necessary to verify any payment or report required under this Agreement. For each Sublicensee, Licensee shall obtain such audit rights for LLU or itself. If Licensee obtains such audit rights for itself, Licensee will promptly conduct an audit of the Sublicensee’s records upon LLU’s request, and Licensee will furnish to LLU a copy of the findings from such audit. No more than one audit of Licensee, each Affiliate, and each Sublicensee shall be conducted under this Section 5.5 in any calendar year. If any amounts due LLU have been underpaid, then Licensee shall immediately pay LLU the amount of such underpayment plus accrued interest due in accordance with Section 5.3. If the amount of underpayment is equal to or greater than five percent (5%) of the total amount due for the records so examined, Licensee will pay the cost of such audit. Such audits may, at LLU ’s sole discretion, consist of a self-audit conducted by Licensee at Licensee’s expense and certified in writing by an authorized officer of Licensee. All information examined pursuant to this Section 5.5 shall be deemed to be the Confidential Information of the Licensee.

6.	Patent Expenses and Prosecution

6.1	Patent Expenses

Licensee shall pay for filing, prosecuting, defending and maintaining Patent Rights and related patent searches, for so long as and in such countries as this Agreement remains in effect (“Patent Expenses”).

6.2	Patent Prosecution

Licensee shall instruct Prosecution Counsel directly for the prosecution and maintenance of the Patent Rights, although Licensee must remain in good standing with this Agreement for this permission to instruct Prosecution Counsel to remain in place. Upon filing, Licensee will provide LLU with copies of all applications for all such Patent Rights, and all other material submissions and correspondence with any patent authorities regarding such Patent Rights, in sufficient time for review and comment prior to filing, to the extent practicable under the circumstances. In addition, Licensee will provide LLU and its counsel with an opportunity to consult with Licensee and its counsel regarding prosecution and maintenance of any such Patent Rights, and Licensee will not unreasonably refuse to address all reasonable comments timely made by or on behalf of LLU. In the event of any breach of this Agreement by Licensee, LLU may elect to take over the prosecution and maintenance of the Patent Rights at any time. The Parties agree that they share a common legal interest to get valid enforceable patents and that Licensee will maintain as privileged all information received pursuant to this Section 6.2. Notwithstanding Section 18.1, the Parties may, at their own discretion, provide (or instruct Prosecution Counsel to provide) documents and communications regarding patent prosecution and maintenance to the other Party or the other Party’s designee by email or regular U.S. mail.

6.3	Ownership

All patent applications and patents directly related and capable of claiming priority to the Patent Rights will be in the name of LLU and owned by LLU. No payments due under this Agreement will be reduced as the result of co-ownership interests in the Patent Rights by Licensee or any other party, wherein ownership or co-ownership is established by inventorship as determined in accordance with United States patent law.

6.4	Non-Pursued Patent Rights

If Licensee does not choose to pursue patent rights in a particular jurisdiction and LLU chooses to do so, then in each such case Licensee shall so notify LLU, promptly in writing and in good time to enable LLU to meet any deadlines by which an action must be taken, but no less than thirty (30) days of such deadlines, to preserve such patent rights in such jurisdiction, Licensee shall so notify LLU and thereafter said patent rights on the basis of any particular claim, patent application or patent, as appropriate, shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto.

6.5	Withdrawal from Paying Patent Expenses

If at any time Licensee wishes to cease paying Patent Expenses for a particular Patent Right or for patent prosecution or maintenance for a patent or patent application in a particular jurisdiction, Licensee must give LLU at least sixty (60) days prior written notice and Licensee will continue to be obligated to pay for the Patent Expenses which reasonably accrue with respect thereto during said notice period. Thereafter, said particular Patent Right, patent application, or patent shall no longer be included in the Patent Rights and Licensee shall have no further rights thereto.

6.6	U.S. Patent and Trademark Office Entity Size Status

Licensee represents that as of the Effective Date the entity size status of Licensee in accordance with the regulations of the U.S. Patent and Trademark Office is as set forth in Exhibit A. Licensee will inform LLU in writing on a timely basis of any change in its U.S. Patent and Trademark Office entity size status.

7.	Term and Termination

7.1	Term

Unless earlier terminated as provided herein, the term of this Agreement is from the Effective Date until the last to occur of: (a) the expiration of all patents issued under Patent Rights (if any) and the cancellation, withdrawal, or express abandonment of all patent applications under Patents Rights (if any), or (b) the date required for Licensee to pay any Milestone Fees in Section 3.1(c) or running royalties in Section 3.2(b).

7.2	Termination by Licensee

Licensee, at its option, may terminate this Agreement, provided Licensee is not in default on any of its obligations under this Agreement, by providing LLU written notice of intent to terminate, which such termination will be effective ninety (90) days following receipt of such notice by LLU.

7.3	Termination by LLU

LLU may immediately terminate this Agreement, or Licensee’s rights with respect to any part of Licensed Subject Matter, or any part of Field, or any part of Territory, or the exclusive nature of the license grant, upon delivery of written notice to Licensee of LLU’s decision to terminate, if any of the following occur:

(a)	Licensee becomes in arrears in any payments due under this Agreement and Licensee fails to make the required payment within ninety (90) days after delivery of written notice from LLU (except for the Upfront License Fee in Section 3.1(b)(i), for which no cure period applies); or

(b)	Licensee is in breach of any non-payment provision of this Agreement, and does not cure such breach within ninety (90) days after delivery of written notice from LLU; or

(c)	LLU delivers notice to Licensee of three or more actual breaches of this Agreement in any twelve- (12-) month period, even in the event that Licensee cures such breaches in the allowed period, provided that this Section 7.3(c) does not apply to Sublicensee breaches cured by Licensee under Section 2.3(c); or

(d)	Licensee or its Affiliate or Sublicensee initiates any proceeding or action to challenge the validity, enforceability, or scope of one or more of the Patent Rights, or assists a third party in pursuing such a proceeding or action.

7.4	Other Conditions of Termination

This Agreement will terminate:

(a)	Immediately without the necessity of any action being taken by LLU or Licensee: (i) if Licensee becomes bankrupt or insolvent; (ii) Licensee’s board of directors elects to liquidate its assets or dissolve its business; (iii) Licensee ceases its business operations; (iv) Licensee makes an assignment for the benefit of creditors; or (v) if the business or assets of Licensee are otherwise placed in the hands of a receiver, assignee or trustee, whether by voluntary act of Licensee or otherwise; or

(b)	At any time by mutual written agreement between Licensee and LLU; or

(c)	Immediately, upon written notice from LLU to Licensee, if the Upfront License Fee specified in Section 3.1(b)(i) is not timely paid.

7.5	Effect of Termination

If this Agreement is terminated for any reason:

(a)	All rights and licenses of Sublicensees shall terminate upon termination of this Agreement; provided however, if the Sublicense Agreement is for all of the Field for all of the Territory, and the Sublicensee is in good standing and agrees in writing to assume all of the obligations of Licensee and provides LLU with written notice thereof within thirty (30) days after termination of this Agreement, then such Sublicense Agreement shall survive; and

(b)	Licensee (and any Affiliates or Sublicensees) shall cease making, having made, distributing, having distributed, using, selling, offering to sell, leasing, loaning and importing any Licensed Products and performing Licensed Services by the effective date of termination; and

(c)	Licensee shall tender payment of all accrued royalties and other payments due to LLU as of the effective date of termination within thirty (30) days thereafter; and

(d)	Nothing in this Agreement will be construed to release either Party from any obligation that matured prior to the effective date of termination; and

(e)	The provisions of Articles 8 (Confidentiality), 9 (Infringement and Litigation), 11 (Representations and Disclaimers), 12 (Limit of Liability), 13 (Indemnification), 14 (Insurance), 17 (Use of Name), 18 (Notices), and 19 (General Provisions) shall survive any termination or expiration of this Agreement. In addition, the provisions of Article 3 (Compensation), Section 4.1 (Quarterly Payment and Milestone Reports), Article 5 (Payment, Records and Audits), and Section 6.1 (Patent Expenses) shall survive with respect to all activities and payment obligations accruing prior to the termination or expiration of this Agreement.

8.	Confidentiality

8.1	Definition

“Confidential Information” means all information that is of a confidential and proprietary nature to LLU or Licensee and provided by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) under this Agreement.

8.2	Protection and Marking

All Confidential Information disclosed by Disclosing Party in tangible form, and marked “confidential” and forwarded to the Receiving Party, or if disclosed orally, is designated as confidential at the time of disclosure: (i) is to be held in strict confidence by the Receiving Party, (ii) is to be used by the Receiving Party only as authorized in this Agreement, and (iii) shall not be disclosed by the Receiving Party, its agents or employees without the prior written consent of the Disclosing Party or as authorized in this Agreement. Licensee has the right to use and disclose Confidential Information of LLU reasonably in connection with the exercise of its rights under this Agreement, including without limitation disclosing to Affiliates, Sublicensees, potential investors, acquirers, and others on a need to know basis, if such Confidential Information is provided under conditions which reasonably protect the confidentiality thereof. The Receiving Party’s obligation of confidence hereunder includes, without limitation, using at least the same degree of care with the Disclosing Party’s Confidential Information as Receiving Party uses to protect its own Confidential Information, but always at least a reasonable degree of care.

8.3	Confidentiality of Terms of Agreement

Neither Party shall disclose to any third party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to advisors, actual or potential Sublicensees, acquirers or investors, and others on a need to know basis, in each case, under appropriate confidentiality obligations substantially similar to those of this Article 8. LLU may disclose the existence of this Agreement and the Field to other potential third party licensees for uses outside the Field. In addition, LLU may disclose relevant non-financial terms (such as patent prosecution, infringement and litigation obligations) in confidence to other potential third party licensees. Notwithstanding the foregoing, the existence of this Agreement shall not be considered Confidential Information.

8.4	Disclosure Required by Court Order or Law

If the Receiving Party is required to disclose Disclosing Party’s Confidential Information, or any terms of this Agreement, pursuant to the order or requirement of a court, administrative agency, or other governmental body or applicable law, the Receiving Party may disclose such Confidential Information or terms to the extent required, provided that the Receiving Party shall use reasonable efforts to provide the Disclosing Party with reasonable advance notice thereof to enable the Disclosing Party to seek a protective order and otherwise seek to prevent such disclosure. To the extent that Confidential Information so disclosed does not become part of the public domain by virtue of such disclosure, it shall remain Confidential Information protected pursuant to Article 8.

8.5	Copies

The Receiving Party shall not copy or record any of the Confidential Information of the Disclosing Party, except as reasonably necessary to exercise its rights or perform its obligations under this Agreement, and for archival and legal purposes.

8.6	Continuing Obligations

Subject to the exclusions listed in Section 8.7, the Parties’ confidentiality obligations under this Agreement will survive termination of this Agreement and will continue for a period of five years thereafter.

8.7	Exclusions

Information shall not be considered Confidential Information of a Disclosing Party under this Agreement to the extent that the Receiving Party can establish by competent written proof that such information:

(a)	Was in the public domain at the time of disclosure; or

(b)	Later became part of the public domain through no act or omission of the Receiving Party, its employees, agents, successors or assigns in breach of this Agreement; or

(c)	Was lawfully disclosed to the Receiving Party by a third party having the right to disclose such information not under an obligation of confidentiality; or

(d)	Was already known by the Receiving Party at the time of disclosure; or

(e)	Was independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information.

8.8	Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release the other Party from its obligation of confidentiality hereunder.

8.9	No Limitation on LLU’s Publication Rights

Nothing in this Article 8 shall be construed to limit LLU’s reserved right to publish the scientific findings from research related to Licensed Subject Matter, as set forth in Section 2.1(c).

9.	Infringement and Litigation

9.1	Notification

If LLU’s office for technology transfer or Licensee becomes aware of any infringement or potential infringement of Patent Rights in the Field, each Party shall promptly notify the other of such in writing.

9.2	Licensee’s Enforcement Rights

Licensee shall enforce the Patent Rights against any infringement by a third party in the Field. Licensee shall provide LLU with written notice of its intent to file an infringement lawsuit at least twenty (20) days before filing. Licensee shall be responsible for payment of all fees and expenses associated with such enforcement incurred by Licensee and incurred by LLU in providing cooperation or joining as a party as provided in Section 9.4. Any monetary recovery for actual damages or punitive or enhanced damages in excess of Licensee’s documented, third-party expenses in enforcing the Patent Rights and amounts actually reimbursed by Licensee to LLU under this Section 9.2 shall be shared by Licensee with LLU as follows: twenty-five percent (25%) of such monetary recovery shall be paid to LLU and seventy-five percent (75%) shall be retained by Licensee.

9.3	LLU’s Enforcement Rights

If Licensee does not file suit within six months after a written request by LLU to initiate an infringement action against an infringer in the Field, then LLU shall have the right, in its sole discretion, to bring suit to enforce any Patent Right licensed hereunder against the infringing activities, with LLU retaining all recoveries from such enforcement. If LLU pursues such infringement action, LLU may, as part of the resolution thereof, grant non-exclusive license rights to the alleged infringer notwithstanding Licensee’s exclusive license rights.

9.4	Cooperation between the Parties

In any infringement suit or dispute, the Parties shall cooperate fully with each other. At the request of the Party bringing suit, the other Party will permit reasonable access, after reasonable advance notice and subject to any confidentiality obligations (including but not limited to restrictions on access to patient information), to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours. If it is necessary to name LLU as a party in such action, then Licensee must first obtain LLU’s prior written permission, which permission shall not be unreasonably withheld, provided that LLU shall have reasonable prior input on choice of counsel on any matter where such counsel represents LLU, and Licensee and such counsel agree to follow all required procedures requested by LLU General Counsel.

10.	Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), or re-export (including any deemed re-export) the Licensed Products and Licensed Services (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Article 10, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.	Representations and Disclaimers

11.1	LLU Representations

LLU makes no representations or warranties, express or implied, as to any matter whatsoever including, without limitation: (a) the condition of the Licensed Subject Matter, the Licensed Product, the Licensed Services or results derived therefrom; or (b) the ownership, merchantability, or fitness for a particular purpose of the Licensed Subject Matter, the Licensed Product, the Licensed Services or results derived therefrom; or (c) the scope of the licensed Patent Rights or Technology Rights or that such Patent Rights or Technology Rights may be exploited by the Licensee without infringing other patents.

LLU warrants that it has not previously granted any rights that would conflict with the rights granted by this Agreement.

Licensee, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by the University or its employees to enter into this Agreement, and further warrants and represents that: (a) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article 11 and all other matters pertaining to this Agreement; and (b) the Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

11.2	Government Rights

Licensee understands that Licensed Subject Matter may have been developed under a funding agreement with Government and, if so, that Government may have certain rights relative thereto. This Agreement is made subject to the Government’s rights under any such agreement and under any applicable Government law or regulation. To the extent that there is a conflict between any such agreement, such applicable law or regulation and this Agreement, the terms of such Government agreement, and applicable law or regulation, shall prevail. Licensee shall assure that, to the extent required by U.S. laws and regulations, Licensed Products used or Sold in the U.S. will be manufactured substantially in the U.S., unless a written waiver is obtained in advance from the U.S. Government.

11.3	LLU Entity Disclaimers

EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 11.1, LICENSEE UNDERSTANDS AND AGREES THAT NEITHER LLU MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, AS TO THE LICENSED PRODUCTS OR LICENSED SERVICES, OR AS TO THE OPERABILITY OR FITNESS FOR ANY USE OR PARTICULAR PURPOSE, MERCHANTABILITY, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT, PATENTABILITY, AND/OR BREADTH OF PATENT RIGHTS. NEITHER LLU MAKES ANY REPRESENTATION AS TO WHETHER ANY PATENT WITHIN PATENT RIGHTS IS VALID, OR AS TO WHETHER THERE ARE ANY PATENTS NOW HELD, OR WHICH WILL BE HELD, BY OTHERS OR BY LLU THAT MIGHT BE REQUIRED FOR USE OF PATENT RIGHTS IN FIELD. LLU MAKES NO REPRESENTATION THAT THE INVENTIONS CONTAINED IN PATENT RIGHTS DO NOT INFRINGE ANY OTHER PATENTS NOW HELD OR THAT WILL BE HELD BY OTHERS OR BY LLU. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE ANY LICENSE OR RIGHTS TO ANY PATENTS OR TECHNOLOGY OF LLU OTHER THAN THE PATENT RIGHTS, WHETHER SUCH PATENTS ARE DOMINANT OR SUBORDINATE TO THE PATENT RIGHTS, OR THE TECHNOLOGY RIGHTS SPECIFICALLY DESCRIBED HEREIN.

11.4	Licensee Representations

By execution of this Agreement, Licensee represents, warrants, acknowledges, covenants and agrees (a) that Licensee has not been induced in any way by LLU or its employees to enter into this Agreement, and (b) that Licensee has been given an opportunity to conduct sufficient due diligence with respect to all items and issues pertaining to this Article 11 (Representations and Disclaimers) and all other matters pertaining to this Agreement; and (c) that Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and (d) that Licensee accepts all risks inherent herein. Licensee represents that it is a duly organized, validly existing entity of the form indicated in the preamble to this Agreement, and is in good standing under the laws of its jurisdiction of organization as indicated in the preamble of this Agreement, and has all necessary corporate or other appropriate power and authority to execute, deliver and perform its obligations hereunder.

12.	Limit of Liability

IN NO EVENT SHALL LLU, ITS MEMBER INSTITUTIONS, OR THEIR RESPECTIVE INVENTORS, MEMBERS OF THE BOARD OF TRUSTEES, OFFICERS, EMPLOYEES, STUDENTS, AGENTS OR AFFILIATED ENTERPRISES, BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER THE FOREGOING OR ANY PARTY HERETO KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN FOR CLAIMS AGAINST LICENSEE FOR INDEMNIFICATION (ARTICLE 13) OR FOR MISUSE OR MISAPPROPRIATION OR INFRINGEMENT OF LLU’S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF DUTY TO MAINTAIN CONFIDENTIAL INFORMATION, LICENSEE WILL NOT BE LIABLE TO LLU FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR REVENUE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSEE KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

13.	Indemnification

13.1	Indemnification Obligation

SUBJECT TO SECTION 13.2, LICENSEE SHALL HOLD HARMLESS, DEFEND AND INDEMNIFY LLU, ITS MEMBER INSTITUTIONS, AND THEIR RESPECTIVE MEMBERS OF THE BOARD OF TRUSTEES, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS (“INDEMNIFIED PARTIES”) FROM AND AGAINST ANY LIABILITIES, DAMAGES, CAUSES OF ACTION, SUITS, JUDGMENTS, LIENS, PENALTIES, FINES, LOSSES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND OTHER EXPENSES OF LITIGATION) (COLLECTIVELY “LIABILITIES”) RESULTING FROM CLAIMS OR DEMANDS BROUGHT BY THIRD PARTIES AGAINST AN INDEMNIFIED PARTY ON ACCOUNT OF ANY INJURY OR DEATH OF PERSONS, DAMAGE TO PROPERTY, OR ANY OTHER DAMAGE OR LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OR PRACTICE BY OR UNDER AUTHORITY OF LICENSEE, ITS AFFILIATES OR THEIR SUBLICENSEES, OR THIRD PARTY WHOLESALERS OR DISTRIBUTORS, OR PHYSICIANS, HOSPITALS OR OTHER HEALTHCARE PROVIDERS WHO PURCHASE A LICENSED PRODUCT OR LICENSED SERVICE, OF THE RIGHTS GRANTED BY LLU UNDER THIS AGREEMENT.

13.2	Conditions of Indemnification

Licensee shall have no responsibility or obligation under Section 13.1 for any Liabilities to the extent caused by the gross negligence or willful misconduct of LLU.

14.	Insurance

14.1	Insurance Requirements

Prior to any Licensed Product being used or Sold (including for the purpose of obtaining Regulatory Approval), and prior to any Licensed Service being performed by Licensee, an Affiliate, or by a Sublicensee, and for a period of five years after this Agreement expires or is terminated, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in commercially reasonable and appropriate amounts for the Licensed Product being used or Sold or the Licensed Service being performed. Licensee shall use commercially reasonable efforts to have the LLU, its member institutions, and their respective Regents, officers, employees, and Inventors named as additional insureds. Such commercial general liability insurance shall provide, without limitation: (a) product liability coverage; (b) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (c) coverage for litigation costs.

14.2	Evidence of Insurance and Notice of Changes

Upon request by LLU, Licensee shall provide LLU with written evidence of the insurance referenced in Section 14.1 above. Additionally, Licensee shall provide LLU with written notice of at least sixty (60) days prior to Licensee cancelling, not renewing, or materially changing such insurance.

15.	Assignment

This Agreement may not be assigned by Licensee without the prior written consent of LLU, which consent will not be unreasonably withheld, except Licensee may assign this Agreement, without such consent, to any of its Affiliates and/or to an entity that acquires all or substantially all of its business or assets to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise.. A merger or other transaction in which the equity holders of Licensee prior to such event hold less than a majority of the equity of the surviving or acquiring entity shall be considered an assignment of this Agreement. For any permitted assignment to be effective, Licensee must be in good standing under this Agreement, and the assignee must assume in writing (a copy of which shall be promptly provided to LLU) all of Licensee’s interests, rights, duties and obligations under this Agreement and agree to comply with all terms and conditions of this Agreement as if assignee were an original Party to this Agreement.

16.	Marking and Compliance

16.1	Patent Markings

Licensee shall assure that all Licensed Products Sold by Licensee, Affiliates, or Sublicensees will be legibly marked with the number of any applicable patent(s) licensed hereunder as part of the Patent Rights in accordance with each country’s patent marking laws, including Title 35, U.S. Code, or if such marking is not practicable, that the accompanying outer box or product insert for Licensed Products is marked accordingly.

16.2	Governmental Approvals and Marketing of Licensed Products and or Licensed Services

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, Sale, and use of any Licensed Product or performance of any Licensed Service, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product or Licensed Service.

16.3	Foreign Registration and Laws

Licensee shall register this Agreement with any foreign governmental agency that requires such registration and Licensee will pay all costs and legal fees in connection with such registration. Licensee is responsible for compliance with all foreign laws affecting this Agreement or the Sale of Licensed Products and Licensed Services to the extent there is no conflict with United States law, in which case United States law will control.

17.	Use of Name

Licensee will not use the name, trademarks or other marks of LLU, or any of its respective employees or Regents, without the advance written consent of LLU. LLU may use Licensee’s name and logo for annual reports, brochures, website and internal reports without prior consent.

18.	Notices and Payments

18.1	Any notice of the Parties required or permitted to be given or made under this Agreement will be in writing and will be deemed effective when sent in a manner that provides confirmation or acknowledgement of delivery and received at the mailing address or Fax number set forth below (unless changed by written notice pursuant to this Section 18.1).

Licensee Contact Information	LLU Contact Information
Contact for Notice	Contact for Notice
Attn: Amro Albanna, CEO	Attn: Kent Hansen, General Counsel
11161 Anderson St., Suite 105-10014	Loma Linda University Health
Loma Linda, CA 92354	24890 Tulip Avenue
Tel: (951) 316-9002	Loma Linda, California 92354
Email: aalbanna@aditxt.com	Fax: 909-558-2655
khansen@llu.edu

Each Party shall update the other Party in writing with any changes in its contact information.

18.2	All amounts payable hereunder by Licensee will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Payments are to be made to Loma Linda University Health by wire transfer to:

[_____________]

REFERENCE: include title and Effective Date of Agreement and type of payment.

19.	General Provisions

19.1	Binding Effect

This Agreement is binding upon and inures to the benefit of the Parties hereto, their respective executors, administrators, heirs, permitted assigns, and permitted successors in interest.

19.2	Construction of Agreement

Headings are included for convenience only and will not be used to construe this Agreement. The Parties acknowledge and agree that both Parties substantially participated in negotiating the provisions of this Agreement; therefore, both Parties agree that any ambiguity in this Agreement shall not be construed more favorably toward one Party than the other Party, regardless of which Party primarily drafted this Agreement.

19.3	Counterparts and Signatures

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.4	Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

19.5	Governing Law

This Agreement will be construed and enforced in accordance with laws of the U.S. and the State of California, without regard to any choice of law and/or conflicts of law principles that would otherwise refer to and apply the laws of another jurisdiction.

19.6	Modification

Any modification of this Agreement will be effective only if it is in writing and signed by duly authorized representatives of both Parties. No modification will be made by email communications.

19.7	Severability

If any provision hereof is held to be invalid, illegal or unenforceable in any jurisdiction, the Parties hereto shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such other provisions in any other jurisdiction, so long as the essential essence of this Agreement remains enforceable.

19.8	Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any entity, other than the Parties and their permitted successors and assigns.

19.9	Waiver

Neither Party will be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such Party. No delay or omission of a Party in exercising or enforcing a right or remedy under this Agreement shall operate as a waiver thereof.

19.10	Entire Agreement

This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

19.11	Grant of Security Interest

Licensee hereby grants to LLU a security interest in and to Licensee’s rights under this Agreement, as collateral security for the payment by Licensee of any and all sums that may be owed from time to time by Licensee to LLU. LLU shall have all rights of a secured party as specified in the California Uniform Commercial Code relative to this security interest and the enforcement thereof. Licensee hereby authorizes LLU to file with the appropriate governmental agencies appropriate UCC-1 financing statements to evidence this security interest.

20.	No Other Promises and Agreements; Representation by Counsel.

Licensee hereby expressly states, warrants and represents that no promise or agreement which is not herein expressed has been made to Licensee in executing this Agreement except those explicitly set forth herein, and that Licensee is not relying upon any statement or representation of LLU or its representatives. Licensee is relying on Licensee’s own judgment and has had the opportunity to be represented by legal counsel. Licensee hereby warrants and represents that Licensee understands and agrees to all terms and conditions set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

LOMA LINDA UNIVERSITY HEALTH		ADITX THERAPEUTICS INC

By	/s/ Rodney Neal	By	/s/ Amro Albanna

Printed Name: Rodney Neal		Printed Name: Amro Albanna

Title: Sr. Vice Pres., Finance		Title: CEO

Date: 3/15/2018		Date: 3/15/2018

EXHIBIT A

PATENT RIGHTS